 FORM 4
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

             Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public
                  Utility  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1.Name and Address of Reporting Person*|   2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
                                       |                                                   |     to Issuer (Check all applicable)
    Gibson Greetings, Inc.             |       Egreetings Network, Inc. /EGRT              |    _____ Director __X__ 10% Owner
-------------------------------------------------------------------------------------------|    _____ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS Identification  |  4. Statement for       |    _____ Other (specify below)
                                       |     Number of Reporting |     Month/Year          |
    100 East River Center Blvd.        |     Person, if an Entity|     March/2000          |----------------------------------------
---------------------------------------|     (Voluntary)         |-------------------------|  7. Individual or Joint/Group Filing
               (Street)                |                         |  5. If Amendment,       |       (Check Applicable Line)
                                       |                         |     Date of Original    | _X_ Form filed by One Reporting Person
                                       |                         |     (Month/Year)        | ___ Form filed by more than one
 Covington     Kentucky      41011     |                         |                         |     Reporting Person
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(City)          (State)          (Zip) |
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                                                TABLE I - NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock, par value $0.001 per     |               |       |       |        |      |          |             |         |
share(1)                               |  03/09/00     |       |       |        |      |          |  6,733,220  |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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* If form is filed by more than one reporting person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (over)


                                                         (PRINT OR TYPE RESPONSES)

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
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Common Stock Warrant(1)        |   $3.15      |  03/09/00     |       |       |      |       | Immed.  |11/09/05|Common  | 53,570
                               |              |               |       |       |      |       |         |        |Stock   |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
Common Stock Warrant(1)        |   $3.15      |  03/09/00     |       |       |      |       | Immed.  |01/13/06|Common  | 14,284
                               |              |               |       |       |      |       |         |        |Stock   |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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              |   53,570       |        D          |               |
--------------|----------------|-------------------|---------------|
              |   14,284       |        D          |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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EXPLANATION OF RESPONSES: (1)On March 9, 2000, American Greetings Corporation acquired Gibson Greetings, Inc. American Greetings Corporation will make all future filings related to these securities pursuant to Section 16(a) of the Securities Exchange Act of 1934.




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


GIBSON GREETINGS, INC.

By:  By: /s/ Morry Weiss                                April 17, 2000
       -----------------------------                    --------------------
       **  Signature of Reporting Person                Date
           President

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.



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